EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Auris Medical Holding AG (formerly Auris Medical AG):

We consent to the use of our report dated March 18, 2014, with respect to the consolidated statement of financial position of Auris Medical AG and subsidiaries as of December 31, 2013, and the related consolidated statements of profit or loss and other comprehensive loss, changes in equity and cash flows, for each of the years in the two-year period ended December 31, 2013, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG AG

By:	/s/ Martin Rohrbach
	Name:	Martin Rohrbach

Zurich, Switzerland September 1, 2015

By:	/s/ Charles Errico
	Name:	Charles Errico